Exhibit 10.16

ADVISOR SERVICES AGREEMENT

This Advisor Services Agreement (“Agreement”), effective as of March 17, 2020, is made between Cognition Therapeutics, Inc. (the “Company”) and Kenneth I. Moch (“Advisor”).

WHEREAS, Advisor’s employment by the Company ceased on March 17, 2020 (the “Termination Date”) and in connection therewith the Company and Advisor entered into a Separation and Release Agreement dated as of April 21, 2020 (the “Separation Agreement”); and

WHEREAS, the Company wishes to retain the services of Advisor following the Termination Date to advise and consult the Company in various matters in which Advisor has expertise and that are relative to the Company’s business, and Advisor is willing to provide such services.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.           For the twelve (12) month period following the Termination Date (the “Initial Term”), subject to earlier termination or extension in accordance with Section 9, Advisor will (i) advise and act on the Company’s behalf to assist the Company in transitioning his duties and responsibilities (related to his prior employment) and (ii) perform such other consulting services, including with respect to the Company’s business strategy, and legal matters and investor relations, as the Company’s Chief Executive Officer (including any interim Chief Executive Officer) may reasonably request and as reasonably agreed to by Advisor. Advisor will perform such services in good faith, to the best of his ability and in compliance with all applicable laws. Advisor will be reasonably available to the Company (and to persons the Company may designate) at reasonable times (on-site, by telephone and/or by email) on an as-needed basis with regard to the performance of the services, and Advisor agrees to commit sufficient time to the performance of the services, which will not exceed 40 hours per month.

2.           Company agrees to pay Advisor for his consulting services an aggregate amount of $100,000 for the Initial Term, paid in substantially equal monthly installments in accordance with the Company’s normal practices. The fees payable in any Renewal Term, if applicable, will be determined between the parties.

3.           Advisor acknowledges and agrees that all incentive equity awards made by Company to Advisor during or in connection with his employment by Company, including without limitation any options to purchase Common Stock of Company, ceased to vest as of the Termination Date and no portion of any options that are not exercisable as of the Termination Date shall thereafter become exercisable.

4.           Company will reimburse Advisor for all reasonable business expenses incurred in connection with the engagement reflected by this Agreement. Any such expenses that are beyond incidental costs (including, without limitation, any travel expenses) incurred in connection with the performance of Advisor’s duties must be approved by Company in advance.

5.           Advisor shall act strictly in a professional consulting capacity as an independent contractor for all purposes, including without limitation, federal, state and local withholding, employment and payroll tax purposes, and in all situations and shall not be considered an employee of the Company for any purposes. Advisor acknowledges that during the Term he will not be eligible to participate in any retirement, welfare, or other employee benefit plan or arrangement maintained by the Company or its affiliates (other than in accordance with COBRA and consistent with the Separation Agreement) and agrees that he will not claim any such benefits. Advisor shall make no representation to any third party that Advisor is an agent or employee of Company. Advisor shall have no authority to bind Company or to incur other obligations on behalf of Company.

6.           Advisor agrees that all the Intellectual Property (as defined below) is considered to be “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property shall be the sole and exclusive property of Company and its subsidiaries and affiliates (collectively, the “Company Parties” and each a “Company Party”). To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Advisor retains any interest in the Intellectual Property, Advisor hereby irrevocably assigns and transfers to the Company Parties any and all right, title, or interest that Advisor may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company Parties will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property. Advisor further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property. If the Company or any other Company Party, as applicable, are unable after reasonable efforts to secure the Advisor’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of the Advisor’s incapacity or any other reason whatsoever, Advisor hereby designates and appoints each Company Party or its designee as the Advisor’s agent and attorney-in-fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company Parties’ rights in the Intellectual Property. Advisor acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable. “Intellectual Property” means inventions, original works of authorship, developments, concepts, improvements or any trade secrets which relate in any manner to the Company Parties’ business or proposed business, whether or not patentable or registrable under patent, copyright or similar laws, which Advisor may solely or jointly conceives or develops or reduces to practice or causes to be conceived or developed or reduced to practice, at any time and at any place while Advisor is engaged by Company (collectively referred to as “Inventions”), including any and all intellectual property rights inherent in the Inventions and appurtenant thereto including, without limitation, all patent rights, copyrights, trademark rights and trade secret rights.

7.           Advisor recognizes and acknowledges that the Confidential Information (as defined below) is a valuable, special and unique asset of the business of the Company. As a result, both during the term of this Agreement and thereafter, Advisor will not, without the prior written consent of Company, for any reason divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of Company, any Confidential Information. All right, title and interest in and to Confidential Information shall be and remain the sole and exclusive property of the Company Parties. Advisor shall not remove from the offices or premises of any Company Party any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Confidential Information, or other materials or property of any kind belonging to any of the Company Parties unless necessary or appropriate in the performance of his duties to the Company Parties. If Advisor removes such materials or property in the performance of his services, he will return such materials or property promptly after the removal has served its purpose. Advisor will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property, except to the extent necessary to satisfy contractual obligations of any of the Company Parties and to perform his services on behalf of the Company Parties. Upon termination of the Advisor’s engagement by the Company, he shall leave with the Company Parties or promptly return to the Company Parties all originals and copies of such materials or property then in his possession. “Confidential

Information” means any Company Party’s proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product plans and developments, prototypes, products, services, customer lists and customers, prospective customers and contacts, proposals, customer purchasing practices, prices and pricing methodology, cost information, terms and conditions of business relationships with customers, customer research and other needs, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, distribution and sales methods and systems, sales and profit figures, finances, personnel information including, information regarding compensation, skills, training, promotions, and duties, as well as reports and other business information that Advisor learns of, obtains, or that is disclosed to Advisor relating to the Company Parties at any time prior to or during Advisor’s engagement by the Company, either directly or indirectly, in writing, orally or by review or inspection of documents or other tangible property. Failure by any of the Company Parties to mark any of the Confidential Information as confidential or proprietary shall not affect its status as Confidential Information.

8.           Advisor acknowledges that any breach by him, willfully or otherwise, of Sections 6 or 7 of this Agreement will cause continuing and irreparable injury to the Company Parties for which monetary damages would not be an adequate remedy. Advisor shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach or threatened breach by Advisor of Section 6 or 7, the Company Parties shall be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company Parties.

9.           This Agreement shall automatically terminate upon the one-year anniversary of the Termination Date (the “Initial Term”), provided that Advisor and Company may agree to extend the engagement of Advisor (such extension period a “Renewal Term” and together with the Initial Term, the “Term”). Either party may terminate this Agreement during the Term upon ten (10) days advance written notice to the other party, in which case no further fees shall be payable to Advisor; provided, however, in the event that Company terminates this Agreement and Advisor’s engagement during the Initial Term without “Cause”, Company shall continue to pay Advisor the balance of fees during the remainder of the Initial Term pursuant to Section 2. For purposes of this Agreement, “Cause” means (i) the Advisors’ continued failure to substantially perform his duties and obligations to Company pursuant to this Agreement, including but not limited to any material breach of this Agreement, and failure to cure the same within ten (10) business days after being notified by Company, (ii) Advisor having committed willful fraud or willful misconduct, in any such case which is materially injurious to the Company; (iii) Advisor having been convicted of a felony involving moral turpitude that results in material harm to the standing or reputation of Company; (iv) Advisor’s material breach of the terms of the Separation Agreement or Section 5 of the Employment Agreement effective October 11, 2016 and subsequently amended, by and between Company and Advisor; or (v) Advisor engages in such other behavior detrimental to the interests of the Company during the Term as the Board reasonably determines.

10.         Company may assign this Agreement to any parent company or direct or indirect subsidiary of the Company, or any successor to all or substantially all of the assets and business of the Company by means of liquidation, dissolution, merger, consolidation, transfer of assets, sale of stock or otherwise. The duties of Advisor hereunder are personal to Advisor and may not be assigned by him.

11.         This Agreement will be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles. The Parties (i) agree that any legal proceeding arising out of this Agreement may be brought in the courts of record of the Commonwealth of Pennsylvania or the courts of the United States located in the Commonwealth of Pennsylvania; (ii) consent to the jurisdiction of each such court in any such suit, action or proceeding; and (iii) waive any objection which said Parties may have to the laying of venue of any such suit, action or proceeding in any of such courts.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Advisor has executed this Agreement, in each case on the dates indicated below.

ADVISOR		COGNITION THERAPEUTICS, INC.

/s/ Kenneth I. Moch		By:
Kenneth I. Moch		Name:
Title:

Date: :	April 21, 2020	Date:

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Advisor has executed this Agreement, in each case on the dates indicated below.

ADVISOR	COGNITION THERAPEUTICS, INC.

	By:	/s/ Robert Gailus
Kenneth I. Moch	Name:	Robert Gailus
	Title:	Chairman, Cognition Therapeutics, Inc.

Date:	Date:	April 21, 2020